Exhibit 99.2

Leaba Semiconductor Ltd.
2016 EQUITY INCENTIVE PLAN

SECTION 1.    INTRODUCTION.

The Leaba Semiconductor Ltd. 2016 Equity Incentive Plan became effective upon its adoption by the Company’s Board of Directors on the Effective Date.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by offering designated Employees and Consultants an opportunity to share in such long- term success by acquiring a proprietary interest in the Company. The Plan seeks to achieve this purpose by providing for discretionary long-term incentive awards in the form of Awards.

The Plan shall be governed by, and construed in accordance with, the laws of Israel, provided that if the Plan is assumed by a Successor Company which is incorporated in a different jurisdiction, for corporate and security law purposes, the Plan shall be governed by the laws of such jurisdiction (except its choice-of- law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Stock Option Agreement or Stock Unit Agreement.

SECTION 2.    DEFINITIONS.

(a)    “Affiliate” means corporate entities who are related to the Company by way of common ownership or control, as such term is defined in section 32(9) of the Ordinance, either directly or indirectly, either partially or entirely, including but not limited to any “employing company” and "employer" as defined in Section 102(a) of the Ordinance.

(b)    "Applicable Law" means the legal requirements applicable to the administration of option plans, any applicable laws, rules and regulations of any country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time including any Stock Exchange rules or regulations.

(c)    "Approved Award" means an Award granted under Section 102(b)(2) and Section 102(b)(3) of the Ordinance, in accordance with the "capital gain tax route", and other rights granted with respect to such Award.

(d)    “Award” means any award of an Option or Stock Unit under the Plan.

(e)    “Board” means the Board of Directors of the Company, as constituted from time to time or, subject to Applicable Law and the Company's incorporation documents, any committee empowered by the Board for the purpose of implementation of this Plan (or any aspect thereof);.

(f)    “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, a program approved by the Board in which payment may be made all or in part by delivery (on a form prescribed by the Board) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes, and foreign taxes, if applicable.

(g)    “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or Award agreement, a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or a Participant’s misconduct, fraud or dishonesty (as such terms are defined by the Board in its sole discretion), or any unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Board, and the Board’s determination shall be conclusive and binding.

(h)    “Change In Control” means, except as may otherwise be provided in a Participant’s employment agreement, Stock Option Agreement or Stock Unit Agreement, the occurrence of any of the following:

(i)    A change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

(ii)    The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 35% of the total combined voting power of the Company’s then outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders accept.

(i)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(j)    “Share Capital” means the Company’s shares.

(k)    “Company” means Leaba Semiconductor Ltd., a company organized under the laws of the State of Israel or any Successor Company which assumes the Plan and the Awards granted thereunder within the scope of a Corporate Transaction or Change In Control.

(l)    “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee.

(m)    "Controlling Shareholder" A controlling shareholder of the Company as defined in section 32(9) of the Ordinance, as amended from time to time.

(n)    “Corporate Transaction” means, except as may otherwise be provided in a Participant’s employment agreement or Award agreement, the occurrence of any of the following shareholder approved transactions:

(i)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii)    The sale, transfer or other disposition of all or substantially all of the Company’s shares or assets.

A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.

(o)    “Director” means a member of the Board.

(p)    “Disability” means that the Participant is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(q)    “Effective Date” means January 27, 2016, the date the Plan was adopted by the Company's Board of Directors.

(r)    “Employee” means any person, who has signed an employment agreement and has commenced employment with the Company or any Affiliate, or anyone who is on the payroll of such company and specifically excluding anyone who may under Applicable Law be deemed an employee of the Company or an Affiliate if an employment agreement was not signed and he is not on the payroll of such company. Solely in respect of an Approved Award, this term shall include any officer or a member of the board of directors of such company all in accordance with Section 102.

(s)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)    “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

(u)    “Fair Market Value” means the market price of a Share as determined in good faith by the Board. The Fair Market Value shall be determined by the following:

(i)    If the Shares were traded over-the-counter or listed with NASDAQ on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted by the NASDAQ system for the date in question; or

(ii)    if the Share Capital is listed on the New York Stock Exchange or the American Stock Exchange on the date in question, the Fair Market Value is the closing selling price for the Share Capital as such price is officially quoted in the composite tape of transactions on the exchange determined by the Board to be the primary market for the Share Capital for the date in question; provided, however, that if there is no such reported price for the Share Capital for the date in question under (i) or (ii), then if available such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Board in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Board shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

For the avoidance of doubt, and where applicable, the above definition of Fair Market Value shall not apply for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance.

(v)    “Grant” means any grant of an Award under the Plan.

(w)    "Holding Period" means the holding period provided under Section 102 in respect of the "capital gain tax route" or under a tax ruling issued by the Israel Tax Authority.

(x)    “Incentive Stock Option” or “ISO” means an incentive stock option described in Code 422.

(y)    "Israeli Employee" means an Employee of the Company or of an Israeli resident Affiliate, who is an Israeli tax resident and who is not a Controlling Shareholder at the time of grant of an Award, or as a consequence of the grant, as stated in Section 102.

(z)    "Non Approved 102 Award" means an Award which is governed by Section 102(c) of the Ordinance.

(aa)    “Nonstatuatory Stock Option” or “NSO” means an Option that is not an ISO.

(bb)    "Ordinance" means the Israeli Income Tax Ordinance [New Version], 1961, as amended from time to time.
(cc)    “Option” means an option granted under the Plan entitling the Optionee to purchase Shares.
(dd)    “Optionee” means an individual, estate or other entity that holds an Option.
(ee)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(ff)    “Participant” means an individual or estate that holds an Award.

(gg)    “Plan” means this Leaba Semiconductor Ltd. 2016 Equity Incentive Plan, as it may be amended from time to time.

(hh)    “SEC” means the Securities and Exchange Commission.

(ii)    "Section 102" means Section 102 of the Ordinance and the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees) 2003, as amended from time to time.

(jj)    “Securities Act” means the Securities Act of 1933, as amended.

(kk)    “Service” means service as an Employee, Director or Consultant. A Participant’s Service does not terminate when continued service crediting is required by applicable law. Service terminates in any event when an approved leave ends, unless such Employee immediately returns to active work. The Board determines which leaves count toward Service, and when Service terminates for all purposes under the Plan. Further, unless otherwise determined by the Board, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service.

(ll)        “Share” means one ordinary share par value 0.01 NIS, as adjusted pursuant to Sections 8 and 9, and any successor security.

(mm)    “Specified Employee” means an Employee, Director or Consultant who has been selected by the Board to receive a Stock Unit under the Plan.

(nn)    “Stock Option Agreement” means the agreement described in Section 6 evidencing each award of an Option.

(oo)    “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(pp)    “Stock Unit Agreement” means the agreement described in Section 8 evidencing each Award of a Stock Unit.

(qq)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(rr)    "Successor Company" means any corporation which assumes the Plan and/or the Awards granted hereunder pursuant to Section 10(a) below.

(ss)    "Tax" means any applicable tax and other compulsory payments such as social security and health tax contributions required to be paid under any Applicable Law in relation to the Awards or the rights deriving there-from.

(tt)    "Transfer" means sale, assignment, transfer, pledge, mortgage or other disposition thereof or the grant of any right to a third party thereto;

(uu)    "Trustee" means any trustee appointed by the Company in accordance with Section 102 and approved by the Israeli Tax Authority;

SECTION 3.    ADMINISTRATION.

(a)    General. The Board shall administer the Plan. Subject to the provisions of Applicable Law, the Board of Directors of the Company may delegate certain authorities under the Plan to a committee constituting of members of the Board of Directors and they shall serve for such period of time as determined and shall be subject to removal at any time. The Board may also at any time terminate the functions of the committee and reassume all powers and authority previously delegated to the committee.

(b)    Authority of the Board. Subject to the provisions of the Plan, the Board shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i)	selecting Specified Employees who are to receive Options under the Plan;

(ii)	determining the type, number, vesting requirements and other features and conditions of such Options and amending such Options;

(iii)	selecting Specified Employees who are to receive Stock Units under the Plan;

(iv)	determining the type, number, vesting requirements and other features and conditions of such Stock Units and amending such Stock Units;

(v)	correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Award agreement;

(vi)	accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;

(vii)	interpreting the Plan;

(viii)	making all other decisions relating to the operation of the Plan; and
(ix)    adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by Specified Employees of the Company and its Subsidiaries and Affiliates who reside outside the U.S. or Israel, which plans and/or subplans shall be attached hereto as Appendices.

The Board may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Board’s determinations under the Plan shall be final and binding on all persons.

(c)    Indemnification. To the maximum extent permitted by Applicable Law, each member of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement or Stock Unit Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.    GENERAL.

(a)    General Eligibility. Only Employees, Directors and Consultants shall be eligible to receive Options or Stock Units under the Plan, provided however, that an Approved Award and a Non-Approved Award may only be granted to Israeli Employees.

(b)    Stock Options. No person shall be eligible for the grant of an Option so long as Section 260.140.41(b) of Title 10 of the California Code of Regulations applies unless the requirements of such regulation are satisfied. No Option granted under the Plan is intended to qualify for the treatment afforded under Sections 421 and 422 of the Code.

(c)    Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with Applicable Law. In no event shall the Company issue fractional Shares under this Plan.

(d)    Beneficiaries. Unless stated otherwise in an Award agreement, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(e)    No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder with respect to any Shares covered by an Award until such person has satisfied all of the terms and conditions to receive such Shares, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(f)    Termination of Service. Unless the applicable Award agreement or, with respect to Participants who reside in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Award): (i) upon termination of Service for any reason, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration and the vested portions of any outstanding Stock Units shall be settled upon termination; (ii) if the Service of a Participant is terminated for Cause, then all unexercised Options, and unvested portions of Stock Units, shall terminate and be forfeited immediately without consideration; (iii) if the Service of Participant is terminated for any reason other than for Cause, death, or Disability, then the vested portion of his/her then-outstanding Options may be exercised by such Participant or his or her personal representative within three months after the date of such termination; or (iv) if the Service of a Participant is terminated due to death or Disability, the vested portion of his/her then- outstanding Options may be exercised within eighteen months after the date of termination of Service.
Information Delivery.    When required to comply with Section 260.140.41(h) of Title 10 of the California Code of Regulations, the security holders to whom such information is required to be provided shall be provided the information required by Section 260.140.46 of Title 10 of the California Code of Regulations not less frequently than annually.

SECTION 5.    SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a)    Basic Limitation. The shares issuable under the Plan shall be authorized but unissued Shares. The Company shall reserve a sufficient number of Shares to satisfy Awards granted under the Plan.

(b)    Additional Shares. If Awards are forfeited or are terminated for any other reason before being exercised or settled, then the Shares underlying such Awards shall again become available for Awards under the Plan.

SECTION 6.    TERMS AND CONDITIONS OF OPTIONS.

(a)    Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Board deems appropriate for inclusion in a Stock Option Agreement (including without limitation any performance conditions). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b)    Approved Options. Options which are an Approved Awards, as determined in the Stock Option Agreement, and any Shares issued in respect of such Approved Award shall be subject to the Trustee’s trusteeship, as provided in Section 12 below. Any grant of an Approved Award shall be subject to compliance with the conditions of Section 102 and shall be granted only 30 days or more after the submission of the Plan for approval by the Israel Tax Authority, unless determined otherwise by the Israel Tax Authority.

(c)    Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall be subject to adjustment of such number in accordance with Section 9.

(d)    Exercise Price. An Option’s Exercise Price shall be established by the Board and set forth in a Stock Option Agreement.

(e)    Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed nine years from the date of grant. Unless the applicable Stock Option Agreement provides otherwise, each Option shall vest and become exercisable with respect to 20% of the Shares subject to the Option upon completion of one year of Service measured from the vesting commencement date, the balance of the Shares subject to the Option shall vest and become exercisable in forty-eight equal installments upon completion of each month of Service thereafter, and the term of the Option shall be nine years from the date of grant. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement and no Option may provide that, upon exercise of the Option, a new Option will automatically be granted.
(f)    Modifications of Options. Within the limitations of the Plan, the Board may modify outstanding Options provided that no modification of an Option shall, without the consent of the Optionee, impair his or her rights under such Option.

(g)    Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by Applicable Law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7.    PAYMENT FOR OPTION SHARES.

The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased. Subject to the Company's Shares being listed for trade on a Stock Exchange and the receipt of any applicable tax ruling, and if so provided for in an applicable Stock Option Agreement, the exercise may be executed by:

(i)    Surrender of Shares. Payment for all or any part of the Exercise Price may be made with Shares which have already been owned by the Optionee; provided that the Board may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration. Such Shares shall be valued at their Fair Market Value.

(ii)    Cashless Exercise. Payment for all or any part of the Exercise Price may be made through Cashless Exercise.

(iii)    Other Forms of Payment. Payment for all or any part of the Exercise Price may be made in any other form that is consistent with Applicable Laws, regulations and rules and approved by the Board.

The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

Shares issued upon exercise of Options shall not be delivered to the Participant or any third party (other than the Trustee, if applicable) unless and until all applicable Tax was paid to the Trustee’s (if applicable) and the Company’s full satisfaction and subject to compliance with Applicable Law. The Participant shall sign any document required under any Applicable Law or by the Company or the Trustee for the purposes of issuance of the Shares.

SECTION 8.    TERMS AND CONDITIONS OF STOCK UNITS.

(a)    Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced and governed exclusively by a Stock Unit Agreement between the Specified Employee and the Company. Such Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Board deems appropriate for inclusion in the applicable Stock Unit Agreement (including without limitation any performance conditions). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Specified Employee’s other compensation.

(b)    Number of Shares. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and shall be subject to adjustment of such number in accordance with Section 9.
(c)    Payment for Stock Units. Stock Units shall be issued without consideration ; however the issuance of Shares upon vesting shall be subject to the payment of the nominal value of the Shares by the Participant.

(d)    Vesting Conditions. Unless the applicable Stock Unit Agreement provides otherwise, each Stock Unit shall vest with respect to 25% of the Shares subject to the Stock Unit upon completion of each year of Service on each of the first through fourth annual anniversaries of the vesting commencement date.

(e)    Voting Rights. The holders of Stock Units shall have no voting rights.

(f)    Form and Time of Settlement. Settlement of vested Stock Units may be made in the form of Shares issues in the name of the Participant or the Trustee, subject to compliance with Applicable Law and payment of any tax liability associated with such issuance. Vested Stock Units may be settled in a lump sum or in installments, provided, however, that any settlement of Vested Stock Units in installments shall be exempt from or otherwise comply with the provisions regarding deferred compensation set forth in Section 409A of the Code. The distribution may occur or commence when the vesting conditions applicable to the Stock Units have been satisfied or have lapsed, in accordance with Applicable Law, to any later date. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 9.

(g)    Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

(h)    Modifications or Assumption of Stock Units. Within the limitations of the Plan, the Board may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares and with the same or different vesting provisions, subject to the receipt of a tax ruling. Notwithstanding the preceding sentence or anything to the contrary herein, no modification of a Stock Unit shall, without the consent of the Specified Employee, impair his or her rights or obligations under such Stock Unit.

(i)    Assignment or Transfer of Stock Units. Except as otherwise provided in the applicable Stock Unit Agreement and then only to the extent permitted by Applicable Law, Stock Units shall not be anticipated, assigned, attached garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 8(i) shall be void. However, this Section 8(i) shall not preclude a Specified Employee from designating a beneficiary who will receive any outstanding vested Stock Units in the event of the Specified Employee’s death, nor shall it preclude a transfer of vested Stock Units by will or by the laws of descent and distribution.

(j)    Approved Awards. Stock Units which are Approved Awards, as determined in the Stock Unit Agreement, and any Shares issued in respect of such Approved Award shall be subject to the Trustee’s trusteeship, as provided in Section 12 below. Any grant of an Approved Award shall be subject to compliance with the conditions of Section 102 including and shall be granted only after the submission of the Plan for approval by the Israel Tax Authority, unless determined otherwise by the Israel Tax Authority.
SECTION 9.    PROTECTION AGAINST DILUTION.

(a)    Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Board shall make appropriate adjustments to the following, subject to the receipt of nay required tax ruling:

(i)    the number of Shares and the kind of shares or securities available for future Awards under Section 5;

(ii)    the number of Shares and the kind of shares or securities covered by each outstanding Award; or

(iii)	the Exercise Price under each outstanding Option.

(b)    Participant Rights. Except as provided in this Section 9, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 9 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c)    Fractional Shares. Any adjustment of Shares pursuant to this Section 9 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company (i) be required to authorize or
(ii) issue, in either case, fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 10.    EFFECT OF A CORPORATE TRANSACTION.

(a)    Corporate Transaction.    In the event that the Company is a party to a Corporate Transaction, outstanding Awards shall be subject to the applicable agreement of merger, reorganization, or sale of assets or shares. Such agreement may provide, without limitation, for the assumption or substitution of outstanding Options or Stock Units by the surviving corporation or its parent, for the replacement of outstanding Options and Stock Units with a cash incentive program of the surviving corporation which preserves the spread existing on the unvested portions of such outstanding Awards at the time of the transaction and provides for subsequent payout in accordance with the same vesting provisions applicable to those Awards, or for the cancellation of outstanding Options and/or Stock Units, with or without consideration, in all cases without the consent of the Participant. In the event of assumption of the Plan and the outstanding Awards as detailed above, any reference in the Plan made to the Company shall be deemed to reference the Successor Company.

(b)    Acceleration. The Board may determine, at the time of grant of an Award or thereafter, that such Award shall become fully vested as to all Shares subject to such Award in the event that a Corporate Transaction or a Change in Control occurs. Unless otherwise provided in the applicable Award agreement, in the event that a Corporate Transaction occurs and any outstanding Options or Stock Units are not assumed, substituted, or replaced with a cash incentive program pursuant to Section 10(a), then such Options or Stock Units shall terminate and cease to be outstanding.

(c)    Dissolution. To the extent not previously exercised or settled, Options or Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 11.    LIMITATIONS ON RIGHTS.

(a)    No Entitlements. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to Applicable Llaws, the Company’s incorporation documents and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(b)    Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Section 9.

(c)    Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all Applicable Laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 12.    TRUST

(a)    Approved Awards and any Shares issued in connection with such Approved Awards shall be held or controlled by the Trustee for the benefit of the Participant, in accordance with the provisions of Section 102 in the "capital gain tax route". Any grant, any exercise of an Option, vesting of a Stock Unit or sale or transfer of a Share shall be notified to the Trustee.

(b)    The validity of any order given to the Trustee by a Participant shall be subject to approval of such order by the Company. The Company does not undertake to approve orders given by any Participant to the Trustee within any period of time.

(c)    Subject to the provisions of this Plan, the Approved Awards and any Shares issued in connection with such Approved Awards shall not be released from the control of the Trustee nor shall they be Transferred unless the Company and the Trustee are satisfied that the full amounts of Tax due by the applicable Participant have been paid or will be paid.

(d)    Subject to the provisions of Section 102, a Participant shall not Transfer or release from the control of the Trustee any Approved Award or any Share issued in connection with such Approved Awards, until the lapse of the Holding Period. Notwithstanding the above, if any such release or Transfer occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Participant.

(e)    As long as the Approved Awards and any Shares issued in connection with such Approved Awards are held by the Trustee for the benefit of the Participant, all rights of the Participant over the Approved Awards and Shares cannot be Transferred other than by will or laws of descent and distribution.

(f)    Without derogating from the aforementioned, the Board shall have the authority to determine the specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and the Trustee, all subject to Section 102.
(g)    Should the Approved Awards or any Shares issued in connection with such Approved Awards be transferred by power of a last will or under laws of decent, the provisions of Section 102 shall apply to the legal heirs or transferees by law of the deceased Participant.

(h)    Approved Awards that do not comply with the requirements of Section 102 shall be considered Non- Approved 102 Awards or Awards subject to tax under Section 2 or 3(i) of the Ordinance.

SECTION 13.    WITHHOLDING TAXES.

(a)    General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b)    Share Withholding. If a public market for the Company’s Shares exists, the Board may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering or attesting to all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to the receipt of a tax ruling and to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Board may, in its discretion, also permit a Participant to satisfy withholding or income tax obligations related to an Award through Cashless Exercise or through a sale of Shares underlying the Award.

(c)    Approved Awards and Non-Approved 102 Awards shall be taxed in accordance with Section 102. For the avoidance of doubt it is clarified that any Award granted to a Consultant or a Controlling Shareholder or any Award granted to a Participant who is not an Israeli tax resident, shall not be subject to the provisions of Section 102 and shall be taxed in accordance with Applicable Law.

(d)    Any Tax imposed in respect of the Awards and/or Shares, including, but not limited to, in respect of the grant of Awards, and/or the vesting or exercise of Awards into Shares, and/or the Transfer, waiver, or expiration of Awards and/or Shares, and/or the sale of Shares, shall be borne solely by the Participants, and in the event of death by their heirs or transferees. The Company, the Affiliates, the Trustee (if applicable) or anyone on their behalf shall not be required to bear the aforementioned Taxes, directly or indirectly, nor shall they be required to gross up such Tax in the Participants’ salaries or remuneration. The applicable Tax shall be deducted from the proceeds of sale of Shares or shall be paid to the Company, an Affiliate or the Trustee (if applicable) by the Participants. Without derogating from the aforementioned, the Company, an Affiliate and the Trustee (if applicable) shall be entitled to withhold Taxes according to the requirements of any Applicable Laws, rules, and regulations, and to deduct any Taxes from payments otherwise due to the Participant from the Company or an Affiliate (if applicable).

(e)    The Company's or Trustee's (if applicable) obligation to deliver Shares upon grant, exercise or vesting of an Award or to sell or transfer Shares is subject to payment (or provision for payment satisfactory to the Board and the Trustee (if applicable)) by the Participant of all Taxes due by him under any Applicable Law.

(f)    The Participants shall indemnify the Company and/or the applicable Affiliate and/or the Trustee (if applicable), immediately upon request, for any Tax (including interest and/or fines of any type and/or linkage differentials in respect of Tax and/or withheld Tax) for which the Participant is liable under any Applicable Law or under the Plan, and which was paid by the Company, the Affiliate or the Trustee (if applicable), or which the Company, the Affiliate or the Trustee (if applicable) are required to pay. The Company, the Affiliate and the Trustee (if applicable) may exercise such indemnification by deducting the amount subject to indemnification from the Participants’ salaries or remunerations or instructing the sale or withholding of any Shares issued to the Participant.
(g)    In respect to Non-Approved 102 Awards, if there occurs a Termination of the Participant's service to or employment with the Company or an Affiliate, the Participant shall extend to the Company or the applicable Affiliate a security or guarantee for the payment of Tax due in respect of such Award as required under Section 102.

(h)    For avoidance of doubt it is clarified that the tax treatment of any Award granted under this Plan is not guaranteed and although Awards may be granted under a certain tax route, they may become subject to a different tax route in the future.

SECTION 14.    DURATION AND AMENDMENTS.

(a)    Term of the Plan. The Plan shall become effective upon its approval by Board. The Plan shall terminate on the ninth anniversary of the date of approval by the Board and may be terminated on any earlier date pursuant to this Section 14.

(b)    Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not impair the rights or obligations of any Participant under any Award previously granted under the Plan without the Participant’s consent. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent such approval is otherwise required by Applicable Laws, regulations or rules.